Exhibit 10.1

EXECUTION COPY
NOMINATION AND STANDSTILL AGREEMENT
This Nomination and Standstill Agreement (this "Agreement"), dated as of June 2, 2014, is by and among the natural persons and entities listed on Schedule A (collectively, the "North Tide Group," and individually a "member" of the North Tide Group) and Healthways, Inc., a Delaware corporation (the "Company").
WHEREAS, a member of the North Tide Group is a stockholder of the Company and submitted a nomination letter to the Company on February 28, 2014 (the "Nomination Letter") nominating four director candidates for election to the Company's Board of Directors (the "Board") at the 2014 annual meeting of stockholders of the Company (the "2014 Annual Meeting") and has taken certain actions in furtherance thereof; and
WHEREAS, the Company and the North Tide Group have determined to come to an agreement with respect to the election of members of the Board at the 2014 Annual Meeting, certain matters related to the 2014 Annual Meeting and certain other matters, as provided in this Agreement.
NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Board Matters; Board Nominations; 2014 Annual Meeting; Committees; and Other Company Matters.

(a)            Upon the execution of this Agreement, the North Tide Group hereby:

(i)            irrevocably withdraws its Nomination Letter and nominees, and any and all related materials and notices submitted to the Company in connection therewith; and

(ii)            irrevocably withdraws its demand for books and records and other materials pursuant to Section 220 of the General Corporation Law of the State of Delaware ("DGCL") or otherwise and agrees further not to make any such demands of the Company or pursue any litigation related thereto against the Company, or to encourage, assist or cooperate with any person not a North Tide Affiliate (a "Third Party") with respect to any such demands or litigation.

(b)            The Company agrees that:

(i)            Within two (2) business days following the date of this Agreement, the Board shall take all necessary action to nominate Conan J. Laughlin, Bradley S. Karro and Paul H. Keckley (collectively, the "New 2014 Nominees"), together with Kevin G. Wills (collectively with the New 2014 Nominees, the "2014 Nominees"), for election as directors of the Company as part of the Company's slate of director nominees for the 2014 Annual Meeting.

(ii)            The Board shall recommend that the stockholders of the Company vote to elect the 2014 Nominees and shall solicit votes in favor of the election of the 2014 Nominees.

(iii)            Solely to facilitate the transactions contemplated by this Agreement, each of John W. Ballantine, Daniel J. Englander and C. Warren Neel has irrevocably tendered his resignation as a director of the Company effective as of the date of the 2014 Annual Meeting (which resignation is conditioned on the continued effectiveness of this Agreement and no breach or violation by any member of the North Tide Group of Section 3).

(c)            Each nominee has acknowledged that all members of the Board, including the 2014 Nominees, are required to comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to Board members, including the Company's Code of Conduct and the Board of Directors' Corporate Governance Guidelines, and preserve the confidentiality of Company business and information, including discussions of matters considered in meetings of the Board or Board committees. The North Tide Group shall provide the Company with such information concerning the North Tide Group as is required to be disclosed under applicable law or the rules of any stock exchange, in each case as promptly as necessary to enable timely filing of the Company's proxy statement. No later than the date of this Agreement, the North Tide Group will provide to the Company an executed consent from each of the New 2014 Nominees to be named as a nominee in the Company's proxy statement for the 2014 Annual Meeting and to serve as a director if so elected, a completed D&O questionnaire of the Company in the form provided to the North Tide Group prior to the date hereof, and, after the date of this Agreement, each of the New 2014 Nominees shall provide to the Company, as requested by the Company from time to time, such further information as the Company is entitled to reasonably receive from other members of the Board and as is required to be disclosed in proxy statements under applicable law.

(d)            At the 2014 Annual Meeting, the North Tide Group will appear in person or by proxy at the 2014 Annual Meeting and vote all shares of common stock, par value $0.001 per share ("Common Stock"), of the Company beneficially owned by it (i) in favor of the 2014 Nominees and (ii) in accordance with the recommendations of the Board with respect to all other proposals to be presented at the 2014 Annual Meeting.

(e)            The Company will use its reasonable best efforts to hold the 2014 Annual Meeting no later than June 24, 2014.

(f)             Mr. Laughlin shall promptly offer to resign from the Board (and, if requested by the Company, promptly deliver his written resignation to the Board (which shall provide for his immediate resignation) it being understood that it shall be in the Board's sole discretion whether to accept or reject such resignation) if: (i) members of the North Tide Group, collectively, cease to beneficially own in the aggregate at least 3% of the Company's then outstanding Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments); or (ii) a member of the North Tide Group otherwise ceases to comply or breaches any material provision of this Agreement. The North Tide Group agrees to cause Mr. Laughlin to resign from the Board if Mr. Laughlin fails to resign if and when requested pursuant to this Section 1(f).

(g)            The Company agrees that if any of the New 2014 Nominees or any Replacement Director (as defined below) is unable to serve as a director, resigns as a director or is removed as a director during the Covered Period (as defined below), and at such time, the members of the North Tide Group, collectively, beneficially own in the aggregate at least 3% of the Company's then outstanding Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments), North Tide shall have the ability to recommend a substitute person(s), who will be independent of North Tide and who will also qualify as "independent" pursuant to the Marketplace Rules of The NASDAQ Stock Market (the "NASDAQ Rules") and applicable rules and regulations of the Securities and Exchange Commission (the "SEC"), to fill the resulting vacancy or vacancies, subject to the approval of the Nominating and Corporate Governance Committee after consideration in good faith and exercising its fiduciary duties, which approval shall not be unreasonably withheld (any such replacement nominee(s) appointed in accordance with the provisions of this Section 1(g) shall be referred to individually as the "Replacement Director").  In the event the Nominating and Corporate Governance

Committee does not accept a substitute person recommended by North Tide, North Tide will have the right to recommend additional substitute person(s), subject to the terms of this Section 1(g), for consideration by the Nominating and Corporate Governance Committee. Upon the acceptance of a replacement director nominee by the Nominating and Corporate Governance Committee, the Board will appoint such replacement director to the Board no later than five (5) business days after the Nominating and Corporate Governance Committee's recommendation of such replacement director.

(h)            Upon their election to the Board, the Company will take all action necessary in furtherance of the appointment of at least one of the New 2014 Nominees to each standing committee of the Board; provided that at least one of the New 2014 Nominees meets applicable standards under the NASDAQ Rules and applicable rules and regulations of the SEC.

2.            Strategic Review Committee.  The Company agrees that no later than three (3) business days following the date of the 2014 Annual Meeting, the Board will take all action necessary to immediately form a committee of the Board (the "Strategic Review Committee"), with such committee having four total members, including (a) Mr. Karro (who shall serve as Chair of such committee), (b) one of the other New 2014 Nominees and (c) two current directors of the Company as selected by the Board. The purpose of the Strategic Review Committee shall be to review, evaluate and make recommendations to the Board regarding the Company's business strategy.

3.            Standstill.

(a)            Each member of the North Tide Group agrees that, during the Covered Period, it shall not, and shall cause each of its Affiliates or Associates (as such terms are defined in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (collectively and individually, the "North Tide Affiliates") not to (except as expressly set forth in this Agreement), directly or indirectly, in any manner, alone or in concert with others:

(i)            make, engage in, or in any way participate in, directly or indirectly, any "solicitation" of proxies (as such terms are used in the proxy rules of the SEC but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv) of the Exchange Act) or consents to vote, or seek to advise, encourage or influence any person with respect to the voting of any securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities (collectively, "securities of the Company") for the election of individuals to the Board or to approve stockholder proposals, or become a "participant" in any contested "solicitation" for the election of directors with respect to the Company (as such terms are defined or used under the Exchange Act) (other than a "solicitation" or acting as a "participant" in support of all of the nominees of the Board at any stockholder meeting) or make or be the proponent of any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise);

(ii)            form, join, encourage, influence, advise or in any way participate in any "group" (as such term is defined in Section 13(d)(3) of the Exchange Act) with any persons who are not North Tide Affiliates with respect to any securities of the Company or otherwise in any manner agree, attempt, seek or propose to deposit any securities of the Company in any voting trust or similar arrangement (including lending any securities of the Company to any person for the purpose of allowing such person to vote such securities in connection with any stockholder vote of the Company), or subject any securities of the Company to any arrangement or agreement with respect to the voting thereof, other than in accordance with this Agreement;

(iii)            acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single "person" under Section 13(d) of the Exchange Act), through swap or hedging transactions or otherwise, any securities of the Company or any rights decoupled from the underlying securities of the Company that would result in the North Tide Group (together with the North Tide Affiliates) owning, controlling or otherwise having any beneficial or other ownership interest in more than 15% in the aggregate of the shares of Common Stock outstanding at such time; provided that nothing herein will require Common Stock to be sold to the extent the North Tide Group and the North Tide Affiliates, collectively, exceed the ownership limit under this paragraph as the result of a share repurchase or similar Company actions that reduces the number of outstanding shares of Common Stock, as long as the beneficial or other ownership interest of the North Tide Group does not increase thereafter (except solely as a result of corporate actions taken by the Company);

(iv)            effect or seek to effect, offer or propose to effect, cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, any tender or exchange offer, merger, consolidation, acquisition, scheme, arrangement, business combination, recapitalization, reorganization, sale or acquisition of material assets, liquidation, dissolution or other extraordinary transaction involving the Company or any of its subsidiaries or joint ventures or any of their respective securities (each, an "Extraordinary Transaction"), or make any public statement with respect to an Extraordinary Transaction; provided, however, that this clause shall not preclude the tender by the North Tide Group or a North Tide Affiliates of any securities of the Company into any tender or exchange offer or vote with respect to any Extraordinary Transaction approved by the Board;

(v)            engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including any hedging, put or call option or "swap" transaction) with respect to any securities of the Company (other than a broad-based market basket or index);

(vi)            (A) seek representation on or nominate any candidate to, the Board, except as set forth herein, (B) seek or encourage the removal of any member of the Board, (C) conduct a referendum of stockholders, or (D) make a request for any stockholder list or other Company books and records, whether pursuant to Section 220 of the DGCL or otherwise;

(vii)            take any action in support of or make any proposal or request that constitutes: (A) advising, controlling, changing or influencing the Board, management or policies of the Company, including any plans or proposals to change the number or term of directors or the removal of any directors, or to fill any vacancies on the Board, except as set forth herein; (B) any material change in the capitalization, stock repurchase programs and practices or dividend policy of the Company; (C) any other material change in the Company's management, business or corporate structure; (D) seeking to have the Company waive or make amendments or modifications to the Company's restated certificate of incorporation, as amended, or the Bylaws, or other actions that may impede or facilitate the acquisition of control of the Company by any person; (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(viii)            make any public disclosure, announcement or statement regarding any intent, purpose, arrangement, plan or proposal with respect to the Board, the Company, its management, policies or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement;

(ix)            commence, encourage or support any derivative action in the name of the Company, or any class action against the Company or any of its officers or directors;

(x)            take any action which could cause or require the Company or any Affiliate of the Company to make a public announcement regarding any of the foregoing, publicly seek or request permission to do any of the foregoing;

(xi)            request, directly or indirectly, that the Company or the Board or any of their respective representatives amend or waive any provision of this Section 2(a) or for the Board to specifically invite the North Tide Group to take any actions prohibited by this Section 2(a);

(xii)            enter into any discussions, negotiations, agreements or understandings with any Third Party with respect to any of the foregoing, or advise, assist, knowingly encourage or seek to persuade any Third Party to take any action or cause any action or make any statement with respect to any of the foregoing, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing;

(xiii)            take any action challenging the validity or enforceability of any of the provisions of this Section 2(a) or publicly disclose, or cause or facilitate the public disclosure (including the filing of any document with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) of, any intent, purposes, plan or proposal to take any action challenging the validity or enforceability of any provisions of this Section 2(a).

The foregoing provisions of this Section 2(a) shall not be deemed to prohibit (i) the North Tide Group and their representatives from communicating privately with the Company's directors, officers or advisors so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications; (ii) the North Tide Group from taking actions, beginning not before the earlier to occur of (A) February 13, 2015 or (B) the date that is 45 days prior to the deadline for the submission of stockholder director nominations for the 2015 Annual Meeting, in furtherance of privately identifying director candidates in connection with the 2015 Annual Meeting so long as such actions do not create a public disclosure obligation for the North Tide Group or any of the North Tide Affiliates and are undertaken on a confidential basis, without contacting any stockholder of the Company and in accordance in all material respects with the North Tide Group's normal practices in similar circumstances; or (iii) the 2014 New Nominees from taking any actions that may be taken solely in their capacity as members of the Board in accordance with their respective fiduciary duties to all stockholders of the Company so long as such actions are consistent with the North Tide Group's and such 2014 New Nominee's obligations and representations under the other sections of this Agreement.  Further, the foregoing provisions of this Section 2(a) shall not limit the ability of the North Tide Group, except as otherwise provided in Section 1(d), to vote its shares of Common Stock or announce its opposition to any Board-approved proposals on any matter submitted to a vote of the stockholders, including with respect to any Extraordinary Transaction, to the extent such proposals are not supported by Mr. Laughlin in his capacity as a member of the Board.

(b)            For purposes of this Agreement:

(i)            the terms "person" or "persons" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

(ii)            The term "Covered Period" shall mean the period beginning on the date of this Agreement and continuing until the date that is ten days prior to the deadline for the submission of stockholder director nominations for the 2015 annual meeting of stockholders of the Company (the "2015 Annual Meeting") pursuant to the Bylaws; provided, however, that if the Board provides written notice to the North Tide Group that the Board intends to re-nominate the New 2014 Nominees for election to the Board at the 2015 Annual Meeting at least 15 days prior to the deadline for the submission of stockholder director nominations for the 2015 Annual Meeting and the North Tide Group consents to such re-nomination, the Covered Period shall continue until the date that is ten days prior to the deadline for the submission of stockholder director nominations for the 2016 annual meeting of stockholders of the Company.

(iii)            the terms "Affiliate" and "Associate" shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons that at any time during the term of this Agreement become Affiliates or Associates of any applicable person referred to in this Agreement.

4.            Public Announcement. The North Tide Group and the Company shall announce this Agreement and the material terms hereof by means of a mutually agreed press release in the form attached hereto as Schedule B (the "Press Release") as soon as practicable but in no event later than 9:00 a.m., Eastern Daylight Time, on June 3, 2014. Until the 2014 Annual Meeting, neither the Company nor the North Tide Group nor the 2014 Nominees shall make any public announcement or statement that is inconsistent with or contrary to the statements made in the Press Release, except as required by applicable law or the rules of any stock exchange or with the prior written consent of the other party. The North Tide Group acknowledges that the Company may file this Agreement and the associated Press Release with the SEC on a Current Report on Form 8-K.

5.            Expenses. The Company shall reimburse the North Tide Group for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with the matters related to the 2014 Annual Meeting and the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $250,000 in the aggregate.

6.            Representations of the Company. The Company represents and warrants as follows: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; and (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the right of creditors and subject to general equity principles.

7.            Representations of the North Tide Group. Each of the members of the North Tide Group, jointly and severally, represents and warrants as follows: (a) such member of the North Tide Group has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly authorized, executed and delivered by such member of the North Tide Group, constitutes a valid and binding obligation and agreement of such member of the North Tide Group and is enforceable against such member of the North Tide Group in accordance with its terms except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the right of creditors and subject to general equity principles; and (c) the North Tide Group, together with the North Tide Affiliates, beneficially owns, directly or indirectly, an aggregate of 3,850,000 shares of Common Stock and such shares of Common Stock constitute all of the Common Stock beneficially owned by the North Tide Group and the North Tide Affiliates or in which the North Tide Group or the North Tide Affiliates have any interest or right to acquire, whether through derivative securities, voting agreements or otherwise. The North Tide Group agrees that it will cause its Affiliates and Associates (including for the avoidance of doubt its partners, investment professionals and other employees) to comply with the terms of this Agreement.

8.            Term.

(a)            This Agreement is effective as of the date hereof and shall remain in full force and effect for the duration of the Covered Period.

(b)            Any obligation to tender Mr. Laughlin's resignation or cause such a resignation pursuant to Section 1(f), this Section 8, and Section 11 through Section 17 shall survive the termination of this Agreement. No termination pursuant to Section 8(a) shall relieve any party hereto from liability for any breach of this Agreement prior to such termination.

9.            Non-Disparagement.  Each of the Company and the members of the North Tide Group covenants and agrees that neither it nor any of its respective subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall in any way disparage (or cause to be disparaged), attempt to discredit, make derogatory statements with respect to, or otherwise call into disrepute, the other parties to this Agreement or such other parties' subsidiaries, affiliates, successors, assigns, officers (including any current, future or former officer of a party or a parties' subsidiaries), directors (including any current, future or former director of a party or a parties' subsidiaries), employees, stockholders, agents, attorneys or representatives, or any of their practices, procedures, business operations, products or services, in any manner.

10.            Compensation. The 2014 Nominees shall participate in all director compensation and benefit programs in which the Company's other non-employee directors participate, including with respect to D&O insurance, exculpation and indemnification, to the same extent as those arrangements are available to the non-employee members of the Board; provided, however, no New 2014 Nominee shall be entitled to receive any compensation with respect to a specific Board position or committee assignment or chairmanship in which such designee is not serving. No member of the Board, including the New 2014 Nominees, shall accept any compensation for service on the Board from any person other than the Company.

11.            Miscellaneous. The parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that such damage would not be adequately compensable in monetary damages. Accordingly, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery or other federal or state courts of the State of Delaware and to require the resignation of Mr. Laughlin from the Board pursuant to Section 1(f), in addition to any other remedies at law or in equity, and each party agrees it will not take any action, directly or indirectly, in opposition to another party seeking relief. Each of the parties hereto agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief. Furthermore, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, and (d) each of the parties irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address set forth in Section 13 or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

12.            Entire Agreement; Amendment; Waiver. This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement may be amended only by an agreement in writing executed by the parties hereto, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the party against whom such waiver or consent is to be effective. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

13.            Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, when delivered in person or sent by overnight courier, when actually received during normal business hours at the address specified in this subsection:

If to the Company:	Healthways, Inc. 701 Cool Springs Boulevard Franklin, Tennessee 37067 Attention: General Counsel Facsimile: (615) 778-0436

With a copy (which shall not constitute notice) to:

Bass, Berry & Sims PLC
150 Third Avenue South
Suite 2800 Nashville, Tennessee 37201
Attention: J. Page Davidson Scott W. Bell
Telephone: (615) 742-6253 (615) 742-7942
Facsimile: (615) 742-2753 (615) 742-0458
Email: pdavidson@bassberry.com sbell@bassberry.com

If to the North Tide Group:	North Tide Capital, LLC 500 Boylston Street, Suite 310 Boston, Massachusetts 02116 Attention: Conan Laughlin Facsimile: (617) 449-3134

With a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
Park Avenue Tower

65 East 55th Street
New York, New York 10022
Attention: Steve Wolosky Andrew Freedman
Telephone: (212) 451-2333 (212) 451-2250
Facsimile: (212) 451-2222
Email: swolosky@olshanlaw.com afreedman@olshanlaw.com

14.            Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

15.            Counterparts. This Agreement may be executed in two or more counterparts either manually or by electronic or digital signature (including by facsimile or electronic mail transmission), each of which shall be deemed to be an original and all of which together shall constitute a single binding agreement on the parties, notwithstanding that not all parties are signatories to the same counterpart.

16.            No Third Party Beneficiaries; Assignment. This Agreement is solely for the benefit of the parties hereto and is not binding upon or enforceable by any other persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void. Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any persons other than the parties hereto, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party.

17.            Interpretation and Construction. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" and "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof, "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word "will" shall be construed to have the same meaning as the word "shall." The words "dates hereof" will refer to the date of this Agreement. The word "or" is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented. Each of the parties hereto acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.

 [Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Nomination and Standstill Agreement or caused the same to be executed by its duly authorized representative as of the date hereof.

Healthways, Inc.

By:	/s/ Ben R. Leedle, Jr.
Name:	Ben R. Leedle, Jr.
Title:	President and Chief Executive Officer

IN WITNESS WHEREOF, each of the parties hereto has executed this Nomination and Standstill Agreement or caused the same to be executed by its duly authorized representative as of the date hereof.

North Tide Capital Master, LP

By:	North Tide Capital GP, LLC, its General Partner

By:	/s/ Conan J. Laughlin
Name:	Conan J. Laughlin
Title:	Manager

North Tide Capital, LLC

By:	/s/ Conan J. Laughlin
Name:	Conan J. Laughlin
Title:	Manager

/s/ Conan J. Laughlin
Conan J. Laughlin

Schedule A
Members of North Tide Group
North Tide Capital Master, LP
North Tide Capital, LLC Conan J. Laughlin

Schedule B
Press Release

Investor Relations Contact:	Media Relations Contact:
Chip Wochomurka	Andrew Cole/Delia Cannan
615-614-4493	Sard Verbinnen & Co.
chip.wochomurka@healthways.com	212-687-8080
healthways-svc@sardverb.com

Mark Harnett/Amy Bilbija
MacKenzie Partners Inc.
212-929-5802

HEALTHWAYS AND NORTH TIDE CAPITAL ANNOUNCE SETTLEMENT AGREEMENT; HEALTHWAYS TO CHANGE SLATE OF DIRECTORS NOMINATED FOR ELECTION AT COMPANY'S 2014 ANNUAL MEETING
Board to Appoint New Independent Chairman from Existing Healthways Board
Board to Establish Strategic Review Committee

NASHVILLE, Tenn. (June 3, 2014) – Healthways (NASDAQ: HWAY) (the "Company"), the largest independent global provider of well-being improvement solutions, today announced that it has reached an agreement with North Tide Capital, LLC ("North Tide"), the Company's second largest stockholder.  Pursuant to the agreement, the Company will amend its proxy statement in connection with the Company's June 24, 2014 Annual Meeting of Stockholders to nominate three directors selected by North Tide, Bradley S. Karro, Paul H. Keckley and Conan J. Laughlin, along with current director Kevin G. Wills, for election to its Board of Directors.

As part of the agreement, current directors John W. Ballantine, Daniel J. Englander and C. Warren Neel will step down at the Company's Annual Meeting.  Accordingly, the Healthways Board will name an existing Healthways director who will serve as Chairman.  North Tide has agreed to withdraw its slate of director nominees and vote the shares that it controls in support of the combined slate of director nominees and in accordance with the recommendation of Healthways' Board on all other proposals to be presented at the 2014 Annual Meeting.

John Ballantine, Chairman of the Healthways Board, stated, "We appreciate the productive and supportive comments we have received from many stockholders in recent weeks regarding Healthways' strategic direction, our management team, and the progress the Company is making toward achieving sustained growth and profitability.  We have also heard their, and many of our customers', concerns about the cost and disruption to our business of continuing the proxy contest with North Tide, and so we are pleased to reach this agreement.  We believe the agreement is in the best interests of the Company and all stockholders.  We welcome Messrs. Karro, Keckley and Laughlin to the Board and look forward to working with them constructively as we all focus on generating value for stockholders and meeting our customers' needs."

Mr. Ballantine continued, "I am honored to have served as Chairman of the Board of Directors for the past three years and as a Board member since 2003. I would also like to thank Warren Neel for his 23 years of distinguished service on the Healthways Board and Dan Englander for his valuable insights since joining the Board earlier this year.  We all appreciate their contributions."

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Healthways and North Tide Capital Announce Settlement Agreement

June 3, 2014

Conan Laughlin, managing member of North Tide Capital, added, "We are pleased to have reached this agreement with Healthways, which we believe is in the best interests of all stockholders, and we look forward to getting started working with management and the Board to create value for shareholders, customers and employees."

As part of the agreement, the Board will form a Strategic Review Committee for the purpose of reviewing, evaluating and making recommendations to the Board regarding the Company's business strategies.  The Committee will be comprised of four members, two of whom will be new directors, including Bradley Karro, who will serve as chair of the committee.

The agreement also includes certain standstill restrictions that will be in effect until 10 days prior to the deadline by which a stockholder must give notice to the Company of its intention to nominate a director at, or bring other business before, the 2015 Annual Meeting.

The complete agreement between Healthways and North Tide will be included as an exhibit to the Company's Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission ("SEC"). Further details regarding the 2014 Annual Meeting will be included in the Company's definitive proxy materials, including an amended proxy card, which will be filed with the SEC.

Forward-Looking Statements
This press release contains forward-looking statements, which are based upon current knowledge, assumptions, beliefs, estimates and expectations, involve a number of risks and uncertainties, and are subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical statements of fact and those regarding the intent, belief, or expectations of the Company, including, without limitation, all statements regarding the Company's future earnings and results of operations, and can be identified by the use of words like "may," "believe," "will," "expect," "project," "estimate," "anticipate," "plan," or "continue" and similar expressions. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary from those in the forward-looking statements as a result of various factors, including, but not limited to, the effectiveness of management's strategies and decisions; the Company's ability to sign and implement new contracts for its solutions; the Company's ability to anticipate change and respond to emerging trends in the domestic and international markets for healthcare and the impact of the same on demand for the Company's services; the Company's ability to renew and/or maintain contracts with its customers under existing terms or restructure these contracts on terms that would not have a material negative impact on the Company's results of operations; the Company's ability to accurately forecast performance and the timing of revenue recognition under the terms of its customer contracts ahead of data collection and reconciliation; the Company's ability to accurately forecast enrollment and participation rates in services and programs offered within the Company's contracts; the risks associated with data privacy or security breaches, computer hacking, network penetration and other illegal intrusions; the impact of future state, federal and international legislation and regulations applicable to the Company's business, including the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 on the Company's operations and/or demand for its services; and other risks detailed in the Company's Annual Report on Form 10‑K for the fiscal year ended December 31, 2013, and other filings with the SEC. The Company undertakes no obligation to update or revise any such forward-looking statements.

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Healthways and North Tide Capital Announce Settlement Agreement

June 3, 2014

About Healthways
Healthways is the largest independent global provider of well-being improvement solutions. Dedicated to creating a healthier world one person at a time, the Company uses the science of behavior change to produce and measure positive change in well-being for our customers, which include employers, integrated health systems, hospitals, physicians, health plans, communities and government entities. We provide highly specific and personalized support for each individual and their team of experts to optimize each participant's health and productivity and to reduce health-related costs. Results are achieved by addressing longitudinal health risks and care needs of everyone in a given population. The Company has scaled its proprietary technology infrastructure and delivery capabilities developed over 30 years and now serves approximately 68 million people on four continents. Learn more at www.healthways.com.

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